EXHIBIT 10.21 Form of Environmental Agreement
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                        ENVIRONMENTAL INDEMNITY AGREEMENT



     THIS ENVIRONMENTAL INDEMNITY AGREEMENT, dated as of , 1996 (the "Agreement"), is made by FAMILY STEAK HOUSES OF FLORIDA, INC., a Florida corporation, whose address is 2113 Florida Boulevard, Neptune Beach, Florida 32266 ("Debtor"), in favor of FFCA MORTGAGE CORPORATION, a Delaware corporation, whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255 ("FFCA").


                              PRELIMINARY STATEMENT


     This Agreement is executed and delivered by Debtor to FFCA pursuant to that certain Loan Agreement dated as of the date of this Agreement between Debtor and FFCA (the "Loan Agreement").


                                 AGREEMENT


     1. Definitions. The following terms shall have the following meanings for all purposes of this Agreement:


     "De Minimis Amounts" shall mean, with respect to any given level of hazardous substance or solid waste, that level or quantity of hazardous substance or solid waste in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the county in which the Premises is located.


     "Environmental Laws" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of Remediation or prevention of Releases or relating to liability for or costs of other actual or threatened danger to human health or the environment. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of the Premises to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Premises; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Premises.


     "Hazardous Materials" means (a) any toxic substance or hazardous waste, substance or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product;
(c) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," hazardous wastes" or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.


     "Indemnified Parties" means FFCA and any person or entity who is or will have been involved in the origination of the loan evidenced by the Loan Agreement with respect to the Premises (the "Loan"), any person or entity who is or will have been involved in the servicing of the Loan, any person or entity in whose name the encumbrance created by the Mortgage (as defined in the Loan Agreement) is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the securities contemplated by Section 5.18 of the Mortgage, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Premises, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of FFCA's assets and business).


     "Losses" means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys' fees and other costs of defense).

     "Premises" means the parcel or parcels of real property described on the attached Exhibit A, including all buildings, improvements, structures and fixtures located thereon, and certain items of machinery, appliances and other equipment located thereon or therein or utilized in connection therewith.


     "Release" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.


     "Remediation" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.


     "Reports" means the phase I and phase II environmental reports to be prepared regarding each of the Premises, which Reports shall be satisfactory in form and substance to FFCA in its sole discretion.


     2. Representations and Warranties. Debtor represents and warrants to FFCA, which representations and warranties shall survive the execution and delivery of this Agreement, as follows:


          (a) Except as set forth in the Reports, the Premises and Debtor are not in violation of or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Premises. If any such investigation or inquiry is subsequently initiated, Debtor will promptly notify FFCA.


          (b) Debtor has not obtained and is not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of the Premises by reason of any Environmental Laws.


          (c) Debtor has taken all reasonable steps to determine and has determined to its reasonable satisfaction that:

               (i) no Hazardous Materials have been disposed of or otherwise Released on or about the Premises;


               (ii) the Premises does not contain Hazardous Materials or underground storage tanks;


               (iii) there is no threat of any Release migrating to the Premises;


               (iv)   there   is  no  past  or   present   non-compliance   with
          Environmental Laws, or with permits issued pursuant thereto, in connection with the Premises;


               (v) Debtor does not know of, and has not received, any written or oral notice or other communication from any person or entity (including but not limited to a governmental entity) relating to Hazardous Materials or Remediation thereof, of possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Premises, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and


               (vi) Debtor has truthfully and fully provided to FFCA, in writing, any and all information relating to conditions in, on, under or from the Premises that is known to Debtor and that is contained in Debtor's files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or from the Premises and/or to the environmental condition of the Premises.


     3. Covenants. Debtor covenants to FFCA from and after the execution and delivery of this Agreement as follows:


          (a) all uses and  operations on or of the Premises,  whether by Debtor
     or  any  other  person  or  entity,   shall  be  in  compliance   with  all
     Environmental Laws and permits issued pursuant thereto;


          (b)  there shall be no Releases in, on, under or from the Premises;


          (c) there shall be no Hazardous Materials in, on, or under the Premises, except in De Minimis Amounts;


          (d) Debtor shall keep the Premises free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Debtor or any other person or entity (the "Environmental Liens");


          (e) Debtor shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews;

          (f) Debtor shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Premises, pursuant to any reasonable written request of FFCA (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with FFCA the reports and other results thereof, and FFCA and other Indemnified Parties shall be entitled to rely on such reports and other results thereof, (provided, however, Debtor shall not be obligated and FFCA shall not request that Debtor be obligated to perform a Phase II environmental study of the Premises unless such study is recommended in a Phase I environmental report prepared in connection with the Premises);


          (g) Debtor shall, at its sole cost and expense, comply with all reasonable written requests of FFCA to (1) reasonably effectuate Remediation of any condition (including but not limited to a Release) in, on, under or from the Premises; (2) comply with any Environmental Law; (3) comply with any directive from any governmental authority; and (4) take any other reasonable action necessary or appropriate for protection of human health or the environment;


          (h) Debtor shall not do or allow any tenant or other user of the Premises to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Premises), impairs or may impair the value of the Premises, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Premises; and


          (i) Debtor shall immediately notify FFCA in writing of (A) any presence of Releases or threatened Releases in, on, under, from or migrating towards the Premises; (B) any non-compliance with any Environmental Laws related in any way to the Premises; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Premises; and (E) any written or oral notice or other communication which Debtor becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Hazardous Materials or Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Premises, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Agreement.


     4. Actions by FFCA. FFCA and any other person or entity designated by FFCA, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Premises at all reasonable times to assess any and all aspects of the environmental condition of the Premises and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in FFCA's sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Debtor shall cooperate with and provide access to FFCA and any such person or entity designated by FFCA.

     5. Indemnification. Debtor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (excluding Losses arising out of FFCA's gross negligence or wilful misconduct) and costs of Remediation (whether or not performed voluntarily), engineers' fees, environmental consultants' fees, and costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Indemnified Parties, and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any presence of any Hazardous Materials in, on, above, or under the Premises; (ii) any past, present or threatened Release in, on, above, under or from the Premises; (iii) any activity by Debtor, any person or entity affiliated with Debtor or any tenant or other user of the Premises in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Premises of any Hazardous Materials at any time located in, under, on or above the Premises; (iv) any activity by Debtor, any person or entity affiliated with Debtor or any tenant or other user of the Premises in connection with any actual or proposed Remediation of any Hazardous Materials at any time located in, under, on or above the Premises, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (v) any past, present or threatened non compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Premises or operations thereon, including but not limited to any failure by Debtor, any person or entity affiliated with Debtor or any tenant or other user of the Premises to comply with any order of any governmental authority in connection with any Environmental Laws; (vi) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Premises; (vii) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Section;
(viii) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Premises, including but not limited to costs to investigate and assess such injury, destruction or loss;
(ix) any acts of Debtor or other users of the Premises in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials owned or possessed by such Debtor or other users, at any facility or incineration vessel owned or operated by another person or entity and containing such or similar Hazardous Materials; (x) any acts of Debtor or other users of the Premises, in accepting any Hazardous
Materials for transport to disposal or treatment facilities, incineration vessels or sites selected by Debtor or such other users, from which there is a Release, or a threatened Release of any Hazardous Material which causes the incurrence of costs for Remediation; (xi) any personal injury, wrongful death, or property damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Premises; and (xii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement.

     6. Release. Debtor fully and completely releases, waives and covenants not to assert any claims, liabilities, actions, defenses, challenges, contests or other opposition against FFCA, however characterized, known or unknown, foreseen or unforeseen, now existing or arising in the future, relating to this Agreement and any Hazardous Materials, Releases and/or Remediation on, at or affecting the Premises.


     7. Independent Obligations; Conflict. The obligations of Debtor and the rights and remedies of FFCA set forth in this Agreement are independent from those of Debtor pursuant to the Loan Agreement, the Mortgage, the Note (as defined in the Loan Agreement) and the other Loan Documents (as defined in the Loan Agreement), and shall survive the termination, expiration and/or release of the Loan Agreement, the Note, the Mortgage and the other Loan Documents and/or the judicial or nonjudicial foreclosure of the Mortgage by FFCA or the delivery of a deed-in-lieu of foreclosure by Debtor to FFCA. In the event any of the terms and provisions of this Agreement are in conflict with the terms and conditions of any other Loan Document, the terms and conditions of this Agreement shall control as to such conflict.


     8. Forum Selection; Jurisdiction; Venue; Choice of Law. Debtor acknowledges that this Agreement was substantially negotiated in the State of Arizona and delivered by Debtor in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Debtor consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Arizona. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the law of the state where the Premises is located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the state where the Premises is located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under this Agreement.


     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of FFCA and Debtor and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel; provided, however, Debtor's right to assign this Agreement shall be limited as set forth in the Loan Agreement.

     10. Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.


     11. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. FFCA, BY ACCEPTING THIS AGREEMENT, AND DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF FFCA AND DEBTOR, DEBTOR'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM FFCA WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY DEBTOR AGAINST FFCA OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY DEBTOR OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.


     12. Time of the Essence. Time is of the essence in the performance of each and every obligation under this Agreement.


     13. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called "Notices") shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

     If to Debtor:          Family Steak Houses of Florida, Inc.
                            2113 Florida Boulevard
                            Neptune Beach, Florida  32266
                            Attention:   Edward B. Alexander
                            Telephone:   (904) 249-4197
                            Telecopy:    (904) 249-1466


     If to FFCA:            Dennis L. Ruben, Esq.
                            Senior Vice President and General Counsel
                            FFCA Mortgage Corporation
                            17207 North Perimeter Drive
                            Scottsdale, AZ  85255
                            Telephone:   (602) 585-4500
                            Telecopy:    (602) 585-2226


or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the person or persons entitled to receive such Notice.


     14. Amendments; Waivers. This Agreement may not be modified except by an instrument in writing executed by Debtor and FFCA and no requirement hereof may be waived at any time except by a writing signed by the party against whom such waiver is sought to be enforced, nor shall any waiver be deemed a waiver of any subsequent breach or default.


     15. Headings. The headings appearing in this Agreement have been inserted for convenient reference only and shall not modify, define, limit or expand the express provisions of this Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.




DEBTOR


                         FAMILY STEAK HOUSES OF FLORIDA,
                         INC., a Florida corporation




                         By
WITNESS                          Printed Name
Title


Printed Name



WITNESS



Printed Name

STATE OF            ]
                    ] SS.
COUNTY OF           ]


     I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgements, the foregoing instrument was acknowledged before me by , the of Family Steak Houses of Florida, Inc., a Florida corporation, freely and voluntarily under authority duly vested in him by said corporation and that the seal affixed thereto is the true corporate seal of said corporation. He is personally known to me or has produced as identification.


     WITNESS my hand and official seal in the County and State last aforesaid this day of , 1996.




                                   Notary Public




                        Typed, printed or stamped name of
                                   Notary Public
My Commission Expires:







                                 EXHIBIT A


                             LEGAL DESCRIPTION



                                 EXHIBIT F


                                LITIGATION